Exhibit 10.2
August 22, 2024

TODD BENNETT

Dear Todd:

On behalf of Quantum-Si, I am pleased to offer you a position as Chief Commercial Officer beginning September 17, 2024. You will report to Jeff Hawkins. Your annualized compensation in this position will consist of an annual base salary of $425,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2024, you will be eligible for a prorated discretionary bonus with a target of 50% of base salary based on goals, objectives, and performance metrics to be determined by Quantum-Si’s management. Such bonus will be paid in March, 2025. It will be a condition of your eligibility to receive any bonus that you remain employed with Quantum-Si through the scheduled date of payment of such bonus.

You will receive $500,000 of stock options and $500,000 restricted stock units (RSUs) (calculated based on the grant date fair value of the awards on the grant date) in Quantum-Si as an inducement to joining the company (the “Equity Awards”) that (i) will be subject to the approval of Quantum-Si’s Board of Directors,(ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on a scheduled date following the one year anniversary of your start date with the remainder vesting quarterly thereafter. The Equity Awards are intended as an inducement grant under Nasdaq Rule 5635(c)(4).

You will receive a one-time taxable payment of $100,000 in your first payroll check, as a sign-on bonus.Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment (or are terminated for cause) prior to 12 months from your start date (whether such voluntary termination occurs on, before, or after your start date).

You will be eligible for participation in the Quantum-Si Incorporated Executive Severance Plan, and you will become a participant in such Executive Severance Plan commencing on your start date.

You will be based out of your home office in Scottsdale, AZ with travel as required. Quantum-Si recognizes the need for employees to take time away from the office to creatively recharge.

We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Quantum-Si’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.

Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract, and you will be an at-will employee. This letter is subject to successful completion of a background check and reference check. By signing this letter, you authorize Quantum-Si to conduct such background check.

Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Quantum-Si’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Quantum-Si. We firmly believe that Quantum-Si offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on August 25, 2024, unless accepted by you in writing prior to such date.

Sincerely,

Quantum-Si, Incorporated

By: /s/ Jeff Hawkins
Name: Jeff Hawkins
Title: President and CEO

ACCEPTED AND AGREED:

Signature: /s/ Todd Bennett
Name: Todd Bennett
Address: [Redacted]